Exhibit 10.4

Form Of

Restricted Stock uNIT Award

Granted by

FIRST SAVINGS FINANCIAL GROUP, INC.

under the

FIRST SAVINGS FINANCIAL GROUP, INC.

2025 EQUITY INCENTIVE PLAN

This Restricted Stock Unit Award Agreement (“Restricted Stock Unity Award” or “Agreement”) is and will be subject in every respect to the provisions of the First Savings Financial Group, Inc. 2025 Equity Incentive Plan (the “Plan”), which are incorporated herein by reference and made a part of this Agreement, subject to the provisions of this Agreement. A copy of the Plan and related prospectus have been provided to each person granted a Restricted Stock Unit Award pursuant to the Plan. The holder of this Restricted Stock Unit Award (the “Participant”) hereby accepts the Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (the “Committee”) or the Board of Directors will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” means First Savings Financial Group, Inc., including its present and future subsidiaries, as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (“Code”). Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant:

2.	Date of Grant:________________

3.	Target Number of Restricted Stock Units (“RSUs”): ________________

4.	Vesting Schedule. Except as otherwise provided in the Plan and this Agreement, the RSUs first become earned in accordance with the following vesting schedule:

5.	Issuance of Stock. Subject to the other terms of this Award Agreement and the terms of the Plan, all vested Restricted Stock Awards will convert to Stock and be issued to the Participant as soon as practicable after the vesting date (the “Settlement Date”). Notwithstanding anything in this Award Agreement to the contrary, the Company may, in its sole discretion, settle the Award in cash in an amount equal to the aggregate value of the Awards based upon the Fair Market Value of the Stock on the Settlement Date.

6.	Dividend Equivalents and Voting Rights.

(a)            Dividend Equivalents. Restricted Stock Unit Awards will earn Dividend Equivalent Rights during the vesting period.

(b)           No Voting Rights. The Participant shall have no voting right with respect to any Restricted Stock Unit Award granted hereunder. Following the vesting of and conversion of Awards to Stock, the Participant shall be entitled to vote such Stock on the same basis as other stockholders.

7.	Effect of Termination of Service on RSUs. The RSUs will vest as follows upon a Termination of Service:

(i)	Death. In the event of the Participant’s Termination of Service by reason of death, any unvested RSUs subject to this Agreement will immediately vest.

(ii)	Disability. In the event of the Participant’s Termination of Service by reason of Disability, any unvested RSUs subject to this Agreement will immediately vest.

(iii)	Change in Control. In the event of the Participant’s Involuntary Termination of Service at or following a Change in Control, any unvested RSUs shall immediately vest.

(iv)	Termination for Cause. In the event of the Participant’s Termination of Service for Cause, all RSUs subject to this Agreement that have not vested will expire and be forfeited.

(v)	Other Termination. In the event of the Participant’s Termination of Service for any reason other than due to death, Disability, Cause, or an Involuntary Termination at or following a Change in Control, all RSUs subject to this Agreement that have not vested as of the date of the Termination of Service will expire and be forfeited.

8.            Miscellaneous.

8.1	Except as otherwise provided in this Agreement, the RSUs will not confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

8.2	Except as otherwise provided for in the Plan, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

8.3	This Restricted Stock Unit Award is not transferable except as provided for in the Plan.

8.4	This Agreement will be governed by and construed in accordance with the laws of the State of Indiana.

8.5	Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Affiliate to terminate the employment or service of the Participant at any time, nor confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate.

8.6	This Restricted Stock Unit Award is subject to forfeiture and clawback in accordance with the provisions of Sections 7.17 and 7.19 of the Plan.

8.7	This Restricted Stock Unit Award is subject to any required federal, state and local tax withholding which may be effected in the manner or manners permitted by the Company. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.8	This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

8.9	In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

8.10	This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

9.            Section 409A of the Code.

The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to satisfy the “short-term deferral” rule set forth in Code Section 409A and the regulations of the United States Treasury Department issued thereunder (“Treasury Regulations”). Notwithstanding any other provision in this Agreement or the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Awards granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Awards shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Awards. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

If this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Code Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Code Section 409A(a)(2)(B)(i)) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth in this Agreement, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation under Code Section 409A. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this document to be executed in its name and on its behalf as of the date of grant of this Award set forth above.

First Savings Financial Group, Inc.

By:

Its:

Participant’s Acceptance

The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the First Savings Financial Group, Inc. 2025 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the First Savings Financial Group, Inc. 2025 Equity Incentive Plan.

Participant

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